United State District Court

Southern District of Florida

Case No. 12-cv-81123-COHN/SELTZER

FRANCIS HOWARD, Individually and on Behalf

of All Others Similarly Situated,

Plaintiffs,

v.

CHANTICLEER HOLDINGS, INC., MICHAEL

D. PRUITT, ERIC S. LEDERER, MICHAEL

CARROLL, PAUL I. MOSKOWITZ, KEITH

JOHNSON, MARK HEZLETT, MERRIMAN

CAPITAL, INC., DAWSON JAMES

SECURITIES, INC., CREASON &

ASSOCIATES, P.L.L.C.,

Defendants.

________________________________________/

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STIPULATION AND AGREEMENT OF SETTLEMENT

This Stipulation and Agreement of Settlement (the “Securities Class Action Settlement Agreement or Settlement Agreement”) is submitted pursuant to Rule 23 of the Federal Rules of Civil Procedure in the above-titled litigation (the “Securities Class Action”). Subject to approval of this Court, this Securities Class Action Settlement Agreement is entered into among Lead Plaintiff Francis Howard and plaintiff Ja’Marr Comer (collectively, the “Plaintiffs” or “Lead Plaintiffs”), and Chanticleer Holdings, Inc. (“Chanticleer”), Michael D. Pruitt, Eric S. Lederer, Michael Carroll, Paul I. Moskowitz, and Keith Johnson (collectively, along with Chanticleer “the Chanticleer Defendants”) and Creason and Associates, P.L.L.C. (“Creason”), and collectively the Chanticleer Defendants and Creason are referred to as “the Defendants”, by and through their respective counsel.

I. RECITALS

WHEREAS, the parties hereto state the following:

A. The Securities Litigation

On October 12, 2012, a class action complaint captioned Francis Howard Individually and on Behalf of All Others Similarly Situated v. Chanticleer Holdings, Inc., Michael D. Pruitt, Eric S. Lederer, Michael Carroll, Paul I. Moskowitz, Keith Johnson, Mark Hezlett, Merriman Capital, Inc., Dawson James Securities, Inc., Creason & Associates, P.L.L.C., Case No. 12-cv-81123-COHN/SELTZER was filed (DE 1). This complaint alleged that the Defendants had made misrepresentations or omissions of material facts in the Registration Statement and Prospectus filed in violation of sections 11, 12(a)(2), and 15 of the Securities Act of 1933. On January 4, 2013, the court entered an order appointing Francis Howard as lead plaintiff and The Rosen Law Firm as lead counsel (DE 27). An amended class action complaint was filed on February 19, 2013 alleging further violations of those same statutory provisions and adding Mark Hezlett as a defendant (“the Amended Class Action Complaint”) (DE 28).1

1 These complaints also alleged certain violations against Dawson James Securities, Inc. and Merriman Capital, Inc. (“the Underwriters”). However, these claims against the Underwriters were voluntarily dismissed on May 17, 2013 (DE 47), as confirmed by a court order entered on May 22, 2014 (DE 48).

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B. Settlement Negotiations and the Reasons for the Settlement

On December 10, 2013, a mediation session was held in Atlanta, Georgia, presided over by the mediator Hunter Hughes, a partner with the law firm of Rogers & Hardin LLP. The mediation was attended by multiple parties, including respective counsel for the Chanticleer Defendants and Creason, Plaintiffs’ counsel, and counsel to and a representative of the insurance carrier, XL Specialty Insurance Company (“XL”). Although substantial progress was made, due to the complexity of the issues involved, no agreement could be reached at that time. The parties continued to negotiate in good faith, and after further progress was made, the parties notified the court on December 11, 2013 that they had agreed in principle to a settlement including a total payment of $850,000, of which $837,500 is to be paid on behalf of the Chanticleer Defendants by its carrier, XL, and the remainder of $12,500 is to be paid by Creason (DE 57). The agreement was subject to negotiation and preparation of definitive settlement documentation containing other material terms. As a result of further negotiations and drafting, a term sheet was signed by all Settling Parties on January 8, 2014 (the “Term Sheet”) which sets forth the basis for all disputes to be resolved, subject to final documentation of the various understandings that had been reached.

Based upon (i) investigation into and evaluation of the facts and laws relating to the Claims alleged in the Securities Class Action, including investigating the facts and laws prior to initiating the Securities Class Action, (ii) information obtained from the Defendants prior to the Effective Date, (iii) investigations and legal analysis conducted during the pendency of the Securities Class Action and (iv) sessions with the mediator, the Settling Parties have agreed to settle the Securities Class Action and to release the Claims pursuant to the terms of this Securities Class Action Settlement Agreement. Lead Counsel believes that this resolution is fair, adequate, reasonable, and in the best interests of Lead Plaintiffs and the Class.

II. TERMS OF THE SETTLEMENT

IT IS HEREBY STIPULATED AND AGREED, by and among the Lead Plaintiffs (individually and in their representative capacity), by and through their duly authorized counsel, and Defendants, by and through their duly authorized counsel, that this Securities Class Action and all matters that have been, could have been or could be raised in the Securities Class Action are hereby settled and compromised as to Defendants and other Releasees, that this Securities Class Action will be dismissed on the merits and with prejudice as to Defendants, and that the Released Plaintiffs’ Claims will be released as to Defendants and all other Releasees based upon the terms and conditions set out in this Securities Class Action Settlement Agreement (including the Release), subject to the Court’s approval and such approval becoming Final.

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A. Definitions

As used in this Securities Class Action Settlement Agreement, the following capitalized terms have the following meanings, unless a Section or Subsection of this Securities Class Action Settlement Agreement provides otherwise:2

1. “Securities Class Action” means the class action styled Francis Howard Individually and on Behalf of All Others Similarly Situated v. Chanticleer Holdings, Inc., Michael D. Pruitt, Eric S. Lederer, Michael Carroll, Paul I. Moskowitz, Keith Johnson, Mark Hezlett, Merriman Capital, Inc., Dawson James Securities, Inc., Creason & Associates, P.L.L.C., Case No. 12-cv-81123-COHN/SELTZER (S.D. Fla.).

2. “Affiliate” or “Affiliated” means such persons or entities as are defined in 17 C.F.R. Part 210.1-02(b).

3. “Approval Date” means the date on which the Court enters the Order and Final Judgment.

4. “Attorneys’ Fees and Expenses Application” means the application for fees and expenses to be made by Lead Counsel pursuant to paragraph 77 below.

5. “Attorneys’ Fees and Expenses Award” means the fees and expenses awarded by the Court to Lead Counsel (and any other counsel representing Lead Plaintiffs) as provided for in Section G of this Securities Class Action Settlement Agreement.

6. “Authorized Claim” means a claim for recovery from an Authorized Claimant that has been found to be timely and valid under the terms of this Securities Class Action Settlement Agreement.

7. “Authorized Claimant” means a Class Member (or the representative of such Class Member, including, without limitation, agents, administrators, executors, heirs, predecessors, successors, Affiliates or assigns) whose claim for recovery has been found to be timely and valid under the terms of this Securities Class Action Settlement Agreement.

2 Capitalized terms used in this Securities Class Action Settlement Agreement but not defined below shall have the meanings ascribed to them in this Securities Class Action Settlement Agreement.

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8. “Bar Orders” means the Contribution Bar Order and the Complete Bar Order.

9. “Business Day” means a day other than a Saturday, Sunday or Legal Holiday.

10. “Chanticleer” means Chanticleer Holdings, Inc., and each and all of (i) its parents, predecessors and successors, (ii) its current and former affiliates, divisions, business units, joint ventures (regardless of percentage or interest), subsidiaries, assigns and (iii) all other entities in which Chanticleer has or has had a Controlling Interest or that has or has had a Controlling Interest in Chanticleer.

11. “Chanticleer’s Counsel” means the law firm of Kenny Nachwalter, P.A., including all of their attorneys, employees and representatives.

12. “Claim” or “Claims” means any and all actions, causes of action, proceedings, adjustments, executions, offsets, contracts, judgments, obligations, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, variances, covenants, trespasses, damages, demands (whether written or oral), agreements, promises, liabilities, controversies, costs, expenses, attorneys’ fees and losses of any sort whatsoever, whether in law, in admiralty or in equity, and whether based on a United States federal, state or foreign statutory or common-law right of action or otherwise, whether class, representative, derivative, direct or individual in nature, foreseen or unforeseen, matured or unmatured, known, accrued or not accrued, existing now or to be created in the future, including Unknown Claims.

13. “Claim Form” means the form that Class Members must submit to the Settlement Administrator in order to receive relief pursuant to Section H of this Securities Class Action Settlement Agreement, which will, subject to Court approval, be substantially in the form set out in Exhibit A.

14. “Class” or “Class Members” means those individuals and entities who purchased Chanticleer securities either (i) pursuant and/or traceable to the Registration Statement issued in connection with Chanticleer’s June 21, 2012 public offering, or (ii) on the open market between June 21, 2012 and February 19, 2013, inclusive. Excluded from the class are all named defendants and all individuals who were officers and directors of Chanticleer or Creason on or before February 19, 2013, members of the immediate families of each, legal representatives, heirs, successors or assigns of each, and any entity in which any named defendant has or had a controlling interest.

15. “Class Period” means the period of time between the June 21, 2012 public offering and February 19, 2013, inclusive.

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16. “Complete Bar Order” means that portion of the Order Approving Settlement, the text of which will be substantially in the form set out in paragraphs 8 - 10 of Exhibit B, which the Settling Parties will ask the Court to enter and which is an essential term of this Settlement.

17. “Contribution Bar Order” means that portion of the Order Approving Settlement, the text of which will be substantially in the form set out in paragraph 9 of Exhibit B, which will be entered by the Court pursuant to 15 U.S.C. § 78u-4(f)(7)(A).

18. “Controlling Interest” means an interest in an entity where such interest is sufficient to allow the interest holder directly or indirectly to control the direction of the management and policies of the entity, whether through ownership of voting shares, by contract or otherwise.

19. “Court” means the United States District Court for the Southern District of Florida which is presiding over the Securities Class Action.

20. “Creason” means Creason & Associates, P.L.L.C.

21. “Creason’s Counsel” means Sallah & Cox LLC and Hunter Taubman Weiss LLP, including all of their respective attorneys, employee, and representatives.

22. “Defendants” means Chanticleer, the Individual Defendants and Creason.

23. “Defendants’ Counsel” means the Chanticleer Defendants’ Counsel and Creason’s Counsel.

24. “Effective Date” means the date on which the Securities Class Action Settlement Agreement has been executed by all Settling Parties.

25. “Escrow Account” means the interest-bearing account into which the Settlement Payments will be paid of this Securities Class Action Settlement Agreement, which account will be treated for tax purposes as part of a single Qualified Settlement Fund, as defined below.

26. “Escrow Agent” means the Settlement Administrator, which shall act as escrow agent for the Escrow Account.

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27. “Fairness Hearing” means the hearing at or after which the Court will make a decision (i) whether to approve the Settlement as fair, reasonable and adequate, (ii) whether to finally certify the Settlement Class, and (iii) whether to grant the Attorneys’ Fees and Expenses Application.

28. “Final” means, when used in connection with any court judgment or order, that the judgment or order will be final:

a. if no appeal is taken, the date on which the time to appeal from the judgment or order (including any potential extension of time) has expired; or

b. if any appeal is taken from the order and judgment, the date on which all such appeals – including any petitions for rehearing en banc, petitions for certiorari or any other form of review and any related appeals or petitions, including as to any appeal bond – have been finally disposed of, such that the time to appeal therefrom (including any potential extensions of time) has expired, in a manner resulting in an affirmance of the relevant judgment or order.

29. “Final Settlement Date” means the date on which the Order Approving Settlement and Judgment in this Securities Class Action becomes Final.

30. “Individual Defendants” means Michael D. Pruitt, Eric S. Lederer, Michael Carroll, Paul I. Moskowitz and Keith Johnson.

31. “Individual Defendants’ Counsel” means the law firm of Kenny Nachwalter, P.A, including all of their respective attorneys, employee, and representatives.

32. “Individual Notice” or “Notice” means the notice described in Section D of this Agreement that will be disseminated to Class Members to inform them of the proposed Settlement, which notice shall, subject to Court approval, be substantially in the form set out in Exhibit C to this Securities Class Action Settlement Agreement.

33. “Investment Decision” means a decision regarding an investment in Chanticleer securities, including, without limitation, a decision to hold Chanticleer securities after purchasing or acquiring them.

34. The “Offering” means the public offering of Chanticleer Securities (common stock and warrants) that occurred on or about June 21, 2012.

35. “Judgment” means the judgment to be entered by the Court pursuant to the Order Approving Settlement, which shall be substantially in the form set out in Exhibit B to this Securities Class Action Settlement Agreement.

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36. “Lead Counsel” means The Rosen Law Firm, including all of its attorneys, employees, and representatives.

37. “Lead Plaintiffs” or “Plaintiffs” mean Francis Howard and Ja’Marr Comer.

38. “Legal Holiday” means New Year’s Day, the observance of the Birthday of Martin Luther King, Jr., Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day and any other day designated as a federal or Florida state holiday.

39. “Net Cash Settlement Amount” means the Qualified Settlement Fund, less the payments described in paragraph 82(1), (2) and (3) below that are made from the Escrow Account.

40. “Nominees” means brokerage firms, banks and other institutions that hold Chanticleer securities in street name or other similar fashion for the benefit of other persons or entities.

41. “Notice and Administrative Expenses” means all expenses incurred associated with administration and implementation of this Settlement, including the costs associated with identifying and providing notice to class member and Settlement Administrator’s fees and expenses; provided, however, that Notice and Administrative Expenses shall not include the Attorneys’ Fees and Expenses Award.

42. “Objection Date” means the date by which objections to the Settlement proposed in this Securities Class Action Settlement Agreement must be filed with the Court and served on counsel as set out in the Preliminary Approval Order.

43. “Order Approving Settlement” means the order to be entered by the Court approving the Settlement and this Securities Class Action Settlement Agreement as contemplated in Section K of this Securities Class Action Settlement Agreement, which order shall be substantially in the form set out in Exhibit B to this Securities Class Action Settlement Agreement.

44. “Plan of Allocation” means the terms and procedures for allocating the Net Cash Settlement Amount among, and distributing the Net Cash Settlement Amount to, Authorized Claimants, which shall, subject to Court approval, be substantially in the form set out in the Individual Notice.

45. “PSLRA” means the Private Securities Litigation Reform Act of 1995, 15 U.S.C. § 78u-4, et seq.

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46. “Preliminary Approval Date” means the date on which the Court enters the Preliminary Approval Order.

47. “Preliminary Approval Hearing” means the hearing at or after which the Court preliminarily approves the proposed Settlement.

48. “Preliminary Approval Order” means the order to be entered by the Court concerning notice, administration and the Fairness Hearing, as contemplated in Section J of this Securities Class Action Settlement Agreement, which order shall be substantially in the form set out in Exhibit D to this Securities Class Action Settlement Agreement.

49. “Publication Notice” means the notice described in Section D of this Securities Class Action Settlement Agreement, which notice shall, subject to Court approval, be substantially in the form set out in Exhibit E to this Securities Class Action Settlement Agreement.

50. “Qualified Settlement Fund” means the Settlement Amount plus all interest earned on the Settlement Amount. The Qualified Settlement Fund is a fund within the meaning of Treasury Regulations § 1.468B-1 and Section 468B of the Internal Revenue Code, for taxable years of the Escrow Account, beginning with the date it is created.

51. “Recognized Claim” shall have the meaning attributed to it in the Plan of Allocation.

52. “Release” means the release set forth in Section I of this Securities Class Action Settlement Agreement.

53. “Released Defendants’ Claims” means each and every Claim that has been, could have been, or could be asserted in the Securities Class Action or in any other proceeding by any Releasee, including any Defendant, or the successors and assigns of any Releasee, against any Lead Plaintiff, any other Class Member, any other Releasee, or their attorneys (including Lead Counsel), including any consultants, experts or other professionals retained by Lead Counsel during the course of this litigation, that arises out of or relates in any way to the institution, prosecution, investigation, defense or settlement of the Securities Class Action, including any or all of the acts, failures to act, omissions, misrepresentations, facts, events, matters, transactions, occurrences, or oral or written statements or representations of Releasees; provided, however, the foregoing shall not include any Claims to enforce this Securities Class Action Settlement Agreement or any other documents executed in connection with this Securities Class Action Settlement; provided further that Released Defendants Claims shall not include any release or bar order by or from any of the Chanticleer Defendants of any claims against Mark Hezlett or against one or more of the Underwriters, all of which claims are expressly preserved and not released or barred notwithstanding any other provisions of this Securities Class Action Settlement Agreement.

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54. “Released Plaintiffs’ Claims” means any and all claims, debts, demands, actions, causes of action, specialties, covenants, contracts, variances, damages, executions, rights, suits, sums, accounts, reckonings, presentments, extents and any other liabilities, fixed or contingent, matured or not matured, of or by the Class, or any member or representative of the Class, as against the Releasees, including both known claims and Unknown Claims, whether class, representative, derivative, direct or individual in nature, that were asserted, could have been asserted, could in the future be asserted, or are related to the claims that were, could have been, or could in the future be asserted, in the Securities Class Action or in any other action or proceeding, or otherwise, by the Class, or by any member or representative of the Class (including, without limitation, any claims for alleged violations of federal or state statutory or common law, or any other law, and for damages, interest, attorneys’ fees, expert or consulting fees, and any other costs, expense, or liability whatsoever), arising from or relating to the Offering or to the purchase or acquisition of securities of Chanticleer either (i) pursuant and/or traceable to the Registration Statement issued in connection with Chanticleer’s June 21, 2012 public offering, or (ii) on the open market between June 21, 2012 and February 19, 2013, inclusive; provided, however, that the term “Released Plaintiffs’ Claims” does not include any claims to enforce this Securities Class Action Settlement Agreement or any other documents executed in connection with this Securities Class Action Settlement.

55. “Releasee” means each and every one of, and “Releasees” means all of, (i) Chanticleer, (ii) the Individual Defendants, (iii) Creason, (iv) their past or present affiliates, subsidiaries, parents, officers, directors, employees, officials, members, partners, principals, agents, representatives, attorneys (including any and all in-house and outside counsel including, without limitation, Defendants’ Counsel), advisors, investment advisors, administrators, auditors (including any and all internal and external auditors), accountants, actuaries, consultants, fiduciaries, representatives, service providers, successors or predecessors, trustees, the underwriters, insurance carriers, reinsurers, estates, heirs, executors, beneficiaries, trusts, assigns of any or all of (i), (ii) and (iii) named above, and any person or entity in which any of the above has a Controlling Interest.

56. “Releasor” means each and every one of, and “Releasors” means all of, Lead Plaintiffs and all other Class Members, including their respective past or present parents, predecessors, successors, current and former Affiliates, divisions, business units, joint ventures, subsidiaries, assigns, any entities in which any Releasor has or had a Controlling Interest or that has or had a Controlling Interest in him, her or it, and any other person or entity (including any governmental entity) claiming by or through, on behalf of, for the benefit of, as representative of Lead Plaintiffs or any other Class Member or derivatively, further including the respective past and present officers, directors, employees, officials, members, partners, principals, agents, representatives, attorneys (including any and all in-house and outside counsel), advisors, administrators, auditors (including any and all internal and external auditors), accountants, actuaries, consultants, fiduciaries, representatives, service providers, successors-in-interest, trustees and insurance carriers, reinsurers, estates, heirs, executors, beneficiaries, trusts, trustees and assigns of any or all of the above persons or entities.

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57. “Settlement” means the settlement terms, conditions and other provisions that are memorialized in this Securities Class Action Settlement Agreement.

58. “Settlement Administrator” means Strategic Claims Services.

59. “Securities Class Action Settlement Agreement” means this Stipulation of Settlement and its Exhibits attached hereto, including any subsequent written amendments to the Stipulation of Settlement and/or to its Exhibits.

60. “Settling Parties” means all parties to this Securities Class Action Settlement Agreement.

61. “Settlement Payments” means those cash payments to be made into the Escrow Account as part of the consideration for Settlement.

62. “Settlement Amount” means the sum in the amount of $850,000 in cash.

63. “Termination Date” means that date on which any of the Settling Parties provides notice that he, she or it is exercising a right to terminate this Securities Class Action Settlement Agreement under Section M of this Securities Class Action Settlement Agreement.

64. “Unknown Claim” means any and all (i) Released Class Members’ Claims that any Releasor does not know or suspect exists with respect to one or more Releasees at the time of the release of the Releasees, or (ii) Released Defendants’ Claims that any Releasee does not know or suspect exists with respect to one or more Releasors at the time of the release of the Releasors, which, if known by such Releasee or Releasor (as the case may be) might have affected his, her or its decision(s) concerning this Securities Class Action Settlement Agreement. As to all Claims released in this Securities Class Action Settlement Agreement, each of the Lead Plaintiffs, Chanticleer, Individual Defendants and Creason expressly waives, and each Class Member shall be deemed to have waived, and by operation of the Order Approving Settlement and Judgment shall have expressly waived, any and all provisions, rights and benefits conferred by any law of any state or territory of the United States or of any other country, or any principle of federal or common law, that is similar, comparable or equivalent to California Civil Code Section 1542, which provides:

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A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Lead Plaintiffs, Chanticleer, Individual Defendants and Creason acknowledge, and all other Class Members by operation of law shall be deemed to have acknowledged, that the inclusion of Unknown Claims in the Claims released pursuant to the Securities Class Action Settlement Agreement was separately bargained for and is a key element of this Securities Class Action Settlement Agreement.

65. “XL” means XL Specialty Insurance Company.

B. Second Amended Complaint and Class Certification

66. For purposes of this Settlement only, and subject to approval of the Court in accordance with Rule 23(e) of the Federal Rules of Civil Procedure, the Settling Parties stipulate to the acceptance of the Second Amended Class Action Complaint as the operative complaint in this Securities Class Action, which amendment shall be limited to the sole purpose of adding Ja’Marr Comer as a named Plaintiff. Further, for purposes of this Settlement only, the Settling Parties stipulate to the certification of the Class, as defined herein, and the appointment of Francis Howard and Ja’Marr Comer as Class Representatives.

C. Settlement Consideration

67. In consideration of the Settlement of Claims asserted in this Securities Class Action, and subject to the terms and conditions of the Securities Class Action Settlement Agreement, the following Settlement Payments shall be made into the Escrow Account within fifteen (15) Business Days following the date of entry of the Preliminary Approval Order and delivery of adequate payment instructions, (1) XL, on behalf of the Chanticleer Defendants shall pay $837,500, and (2) Creason shall pay $12,500.

68. The Escrow Account shall be an interest bearing account selected by the Escrow Agent held for the benefit of Lead Plaintiffs and the Class until such time as the Settlement becomes Final. If the settlement is approved, and such approval becomes Final on the Final Settlement Date, the Escrow Agent, in cooperation with the Settlement Administrator, shall distribute the settlement payments in accordance with the provisions of Section H below. In the event the Settlement is terminated, all money in the Escrow Account shall be returned pro rata to XL and Creason the portion due to each consistent with the amounts paid pursuant to Paragraph 67 above, less any amounts incurred as Notice and Administrative Expenses and/or taxes, up to the $50,000, initially allocated from the Qualified Settlement Fund for Notice and Administrative Expenses.

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69. The Escrow Agent shall not be responsible for the payment of any sums due to Authorized Claimants or other persons except to the extent of maintaining account of and appropriately paying sums as required by this Agreement, but only to the limited extent that such sums have been delivered into the Escrow Account as required by this Agreement.

D. Notice to Class Members and Other Communications

70. Subject to the requirements of the Preliminary Approval Order, Lead Counsel shall cause the Individual Notice and the Claim Form, substantially in the forms annexed hereto as Exhibits A and C, respectively, to be mailed, by first class mail, postage prepaid, 16 Business Days after entry of the Preliminary Approval Order, to Class Members at the address of each such person as set forth in the records of Chanticleer or its transfer agent, or who otherwise can be identified through reasonable effort. The parties shall cooperate in the administration of the Settlement to the extent reasonably necessary to effectuate its terms, and Chanticleer shall use reasonable efforts to cause or arrange for Chanticleer’s transfer agent to provide to the Settlement Administrator, no later than fifteen (15) Business Days after entry of the Preliminary Approval Order, records concerning the identity of potential Class Members and their transactions (consisting of shareholder names and addresses). Lead Counsel shall, at least thirty-five (35) days before the Fairness Hearing, file with the Court proof of mailing of the Individual Notice and Claim Form.

71. Within sixteen (16) Business Days after entry of the Preliminary Approval Order, (i) Lead Counsel shall cause the Publication Notice, substantially in the form annexed hereto as Exhibit E, to be published over GlobeNewswire. A copy of the Publication Notice, substantially in the form as set out in Exhibit E, shall be submitted to the Court for approval at the time the Settling Parties submit this Securities Class Action Settlement Agreement to the Court for Preliminary Approval. Lead Counsel shall, at least thirty five (35) days before the Fairness Hearing, file with the court proof of such publication.

72. The parties to this Securities Class Action Settlement Agreement expressly reserve the right to communicate with and respond to inquiries by shareholders. The parties shall not disparage this Settlement, Lead Plaintiffs, Lead Counsel, the Chanticleer Defendants, Chanticleer’s Counsel, Creason or Creason’s Counsel in connection with any communications with Class Members in this regard, nor shall any of the parties urge Class Members to exclude themselves from this Settlement.

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73. Any party to the Settlement or its counsel wishing to issue a press release or other public statement about the Settlement that is not expressly set forth herein, shall provide counsel for all other parties to the Settlement a reasonable opportunity to review and comment upon the press release or public statement. The parties to the Settlement shall cooperate to ensure than any media statements regarding the settlement are balanced, fair, accurate and non-disparaging, and shall not urge Class Members to exclude themselves from this Settlement.

E. Notice and Administrative Expenses

74. Upon entry of the Preliminary Approval Order, Notice and Administrative Expense, shall be paid out of the Qualified Settlement Fund. Lead Counsel may draw upon the Qualified Settlement Fund for Notice and Administrative Expenses without further order of the Court, provided, however, that prior to the Settlement being Final, no more than fifty thousand dollars ($50,000) may be paid for such Notice and Administration Expenses without further order of the Court. All such Notice and Administrative Expenses shall be paid from the Qualified Settlement Fund.

F. Objections by Class Members

75. Any Class Member who wishes to object to the fairness, reasonableness or adequacy of this Agreement, to any term(s) of this Agreement or to the proposed Attorneys’ Fees and Expenses Award may do so no later than twenty-one (21) days before the date on which the Fairness Hearing is set, and subject to the requirements set out in the Preliminary Approval Order.

76. Objectors’ attorneys must file notice(s) of appearance.

G. Attorneys’ Fees and Expenses and Class Action Plaintiffs Incentive Awards

77. Lead Counsel shall file and serve the Attorneys’ Fees and Expenses Application not later than thirty five (35) days prior to the Fairness Hearing. Defendants will not object to Lead Plaintiffs’ request for the Attorneys’ Fees and Expenses Award to be drawn from the Qualified Settlement Fund in an aggregate amount not to exceed one-third of the Qualified Settlement Fund set out in Paragraph 67 above.

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78. Any Attorneys’ Fees and Expenses Award will be subject to approval by the Court.

79. The Attorneys’ Fees and Expenses Award awarded by the Court shall be paid to Lead Counsel (as designated by the Court) from the Escrow Account established pursuant to Section C above within five (5) Business Days from the Final Settlement Date.

H. Administration of Settlement

80. The Settlement Administrator shall be appointed by Lead Counsel subject to the approval of the other parties to the Securities Class Action Settlement Agreement, which approval shall not be unreasonably withheld.

81. The Settlement Administrator shall administer the process of receiving, reviewing and approving or denying claims under Lead Counsel’s supervision and subject to the jurisdiction of the Court. With the sole exception of XL’s obligation on behalf of the Chanticleer Defendants and Creason’s obligation to pay the Settlement Amount into the Escrow Account, the Defendants shall have no responsibility for the administration of the Settlement and shall have no liability to the Class Members or Lead Counsel in connection with this administration. Lead Counsel shall designate a contact person at the Settlement Administrator to whom Defendants may refer all inquiries they receive from potential claimants.

82. The Qualified Settlement Fund shall be applied as follows:

(1) to pay counsel’s attorneys’ fees and expenses with interest thereon and the expenses of Plaintiffs (the “the Attorneys’ Fees and Expenses Award”), if and to the extent allowed by the Court;

(2) to the extent not already paid, to pay without prior order of the Court, Notice and Administrative Expenses;

(3) to pay the taxes and tax expenses; and

(4) to distribute the balance of the Settlement Fund to Authorized Claimants as allowed by this Agreement, the Plan of Allocation, or order of the Court.

83. The Plan of Allocation proposed in the Notice is not a necessary term of this Securities Class Action Settlement Agreement, and it is not a condition of this Securities Class Action Settlement Agreement that any particular Plan of Allocation be approved. Any change in the allocation in the Plan of Allocation order by the Court shall not affect the validity of this Settlement.

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84. Each Authorized Claimant shall be allocated a pro rata share of the Net Cash Settlement Amount based on his, her or its loss amount compared to the total loss amounts of all Authorized Claimants in accordance with the Plan of Allocation. This is not a claims-made settlement. The Defendants shall not be entitled to get back any of the Settlement consideration once the settlement is Final.

85. Any Class Member who does not submit a valid Claim Form will not be entitled to receive any distribution from the Net Cash Settlement Amount, but will otherwise be bound by all of the terms of this Securities Class Action Settlement Agreement and the Settlement, including the terms of the Final Judgment to be entered in the Securities Class Action and the Releases provided for herein, and will be barred and enjoined from bringing any action against the Releasees concerning the Released Claims.

86. Lead Counsel shall be responsible for supervising the administration of the Settlement and disbursement of the Net Cash Settlement Amount in cooperation with the Settlement Administrator. The Defendants shall have no liability, obligation or responsibility for the administration of the Settlement or disbursement of the Net Cash Settlement Amount. The Defendants shall not be permitted to review, contest or object to any Claim Form or any decision of the Settlement Administrator or Lead Counsel with respect to accepting or rejecting any Claim Form or Claim for payment by a Class Member. Lead Counsel shall have the right, but not the obligation, to waive what they deem to be formal or technical defects in any Claim Forms submitted in the interests of achieving substantial justice.

87. No Class Member shall have any claim against Lead Plaintiffs, Lead Counsel, Defendants, Defendants’ Counsel, any insurers, including XL or the Settlement Administrator based on, or in any way relating to, the distributions from the Net Settlement Fund that have been made substantially in accordance with this Agreement and any applicable orders of the Court.

88. For purposes of determining the extent, if any, to which a Class Member shall be entitled to be treated as an Authorized Claimant, the following conditions shall apply:

a. Each Class Member shall be required to submit a Claim Form substantially in the form attached hereto as Exhibit A, supported by such documents as are designated therein, or such other documents or proof as the Settlement Administrator or Lead Counsel, in their discretion, may deem acceptable.

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b. All Claim Forms must be submitted by the date set by the Court in the Preliminary Approval Order and specified in the Notice, unless such deadline is extended by Order of the Court. Any Class Member who fails to submit a Claim Form by such date shall be forever barred from receiving any distribution from the Net Cash Settlement Amount or payment pursuant to this Securities Class Action Settlement Agreement (unless, by Order of the Court, late-filed Claim Forms are accepted), but shall in all other respects be bound by all of the terms of this Securities Class Action Settlement Agreement and the Settlement including the terms of the Final Judgment and the Releases provided for herein, and will be barred and enjoined from bringing any action against the Releasees concerning the Released Plaintiffs’ Claims. A Claim Form shall be deemed to be submitted when posted, if received with a postmark indicated on the envelope and if mailed by first-class mail and addressed in accordance with the instructions thereon.

c. Each Claim Form shall be submitted to and reviewed by the Settlement Administrator, under the supervision of Lead Counsel, who shall determine in accordance with this Securities Class Action Settlement Agreement, the extent, if any, to which each Claim shall be allowed, subject to review by the Court pursuant to subparagraph (e) below.

d. Claim Forms that do not meet the submission requirements may be rejected. Prior to rejecting a Claim in whole or in part, the Settlement Administrator shall communicate with the Claimant in writing, to give the Claimant the chance to remedy any curable deficiencies in the Claim Form submitted. The Settlement Administrator, under the supervision of Lead Counsel, shall notify, in a timely fashion and in writing, all Claimants whose Claim they propose to reject in whole or in part, setting forth the reasons therefore, and shall indicate in such notice that the Claimant whose claim is to be rejected has the right to a review by the Court if the Claimant so desires and complies with the requirements of subparagraph (e) below.

e. If any Claimant whose claim has been rejected in whole or in part desires to contest such rejection, the Claimant must, within twenty (20) days after the date of mailing of the rejection notice required in subparagraph (d) above, serve upon the Settlement Administrator a notice and statement of reasons indicating the Claimant’s grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court. If a dispute concerning a Claim cannot be otherwise resolved, Lead Counsel shall thereafter present the request for review to the Court.

f. The administrative determinations of the Settlement Administrator in accepting and rejecting Claims shall be presented to the Court, on notice to Defendants’ Counsel, for approval by the Court.

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89. Each Claimant shall be deemed to have submitted to the exclusive jurisdiction of the Court with respect to the Claimant’s Claim, and the Claim will be subject to investigation and discovery under the Federal Rules of Civil Procedure, provided, however that such investigation and discovery shall be limited to that Claimant’s status as a Class Member and the validity and amount of the Claimant’s Claim. No discovery shall be allowed on the merits of the Securities Class Action or Settlement in connection with the processing of Claim Forms.

90. Lead Counsel will apply to the Court, on notice of Defendants’ Counsel, for a Class Distribution Order (a) approving the Settlement Administrator’s administrative determinations concerning the acceptance and rejection of the Claims submitted, (b) approving additional payment (not expressly provided herein) of any administration fees and expenses associated with the administration of the Settlement from the Escrow Account, and (c) if the Final Settlement Date has occurred, directing payment of the Net Cash Settlement Amount to the Authorized Claimants.

91. The Net Cash Settlement Amount shall be distributed to Authorized Claimants substantially in accordance with the Plan of Allocation set forth in the Individual Notice and approved by the Court. Any such Plan of Allocation is not a part of this Stipulation. No funds from the Net Cash Settlement Amount shall be distributed to Authorized Claimants until the Final Settlement Date. If there is any balance remaining in the Net Cash Settlement Amount after six (6) months from the date of distribution of the Net Cash Settlement Amount (whether by reason of tax refunds, uncashed checks or otherwise), Lead Counsel shall, if feasible, reallocate such balance among Authorized Claimants in an equitable and economic fashion. Thereafter, any balance which still remains in the Net Cash Settlement Amount shall be donated to one or more secular §501(c)(3) organization(s) selected by Lead Counsel, in consultation with Chanticleer’s Counsel.

92. Payment pursuant to the Class Distribution Order shall be final and conclusive against all Class Members. All Class Members whose claims are not approved by the Court shall be barred from participating in distributions from the Net Cash Settlement Amount, but otherwise shall be bound by all of the terms of this Securities Class Action Settlement Agreement and the Settlement, including the terms of the Final Judgment to be entered in the Securities Class Action and the releases provided for herein, and will be barred and enjoined from bringing any action against any and all of the Releasees concerning any and all of the Released Plaintiffs’ Claims.

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93. All proceedings with respect to the administration, processing and determination of Claims and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of Claims, shall be subject to the exclusive jurisdiction of the Court presiding over the Securities Class Action.

94. The Settlement Administrator is to be charged with, among other things, distribution of the individual notice, publication of the publication notice, posting documents relevant to the Settlement on its website, providing a toll-free number to handle shareholder calls, receipt of requests for exclusion and, in cooperation with Lead Counsel, distribution of settlement relief to class members in the Settlement.

I. Releases and Waivers

95. Pursuant to the Final Order and the Judgment, without further action by anyone, and whether or not a Claim Form has been executed and/or delivered by or on behalf of any such Class Member, on and after the Final Settlement Date, Lead Plaintiffs and all other Class Members, on behalf of themselves and all other Releasors, for good and sufficient consideration, and all Releasors shall be deemed to have, and by operation of law and of the Order Approving Settlement and the Judgment shall have, fully, finally, and forever released, relinquished, settled, and discharged:

a. all Released Plaintiffs’ Claims against each and every one of the Releasees, including Defendants’ Counsel; and

b. all Claims, damages, and liabilities as to each and every one of the Releasees to the extent that any such Claims, damages or liability relate in any way to any or all acts, omissions, nondisclosures, facts, matters, transactions, occurrences, or oral or written statements or representations in connection with, or directly or indirectly relating to, (i) the prosecution, defense, or settlement of the Securities Class Action, (ii) the Securities Class Action Settlement Agreement, (iii) the Settlement terms and their implementation, (iv) the provision of notice in connection with the proposed Settlement, and/or (v) the resolution of any Claim Forms filed in connection with the Settlement; and

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c. all Claims against any of the Releasees for attorneys’ fees, costs, or disbursements incurred by Lead Plaintiffs’ counsel (including Lead Counsel) or any other counsel representing Lead Plaintiff or any other Class Member in connection with or related in any manner to the Securities Class Action, the settlement of the Securities Class Action, or the administration of the Securities Class Action and/or its settlement, except to the extent otherwise specified in the Securities Class Action Settlement Agreement.

96. Pursuant to the Order Approving Settlement and the Judgment, without further action by anyone, on and after the Final Settlement Date, each and all Releasees, for good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, shall be deemed to have, and by operation of law and of the Final Order and the Judgment shall have, fully, finally, and forever released, relinquished, settled and discharged:

a. Each and all Releasors, including Lead Counsel, from any and all Released Defendants’ Claims, except to the extent otherwise specified in this Securities Class Action Settlement Agreement; and

b. Each and all other Releasees from any and all Claims relating to or arising from the Securities Class Action, Released Plaintiffs’ Claims or Released Defendants’ Claims, except to the extent otherwise specified in this Securities Class Action Settlement Agreement; provided, however that Chanticleer and the Individual Defendants do not release nor are they barred from asserting any Claims they have or may have (i) relating to their insurance or reinsurance policies except to the extent that Chanticleer and/or the Individual Defendants have otherwise agreed, (ii) against Mark Hezlett, or (iii) arising from any other written agreement between Chanticleer any of the other Individual Defendants, or (iv) against one or more of the Underwriters.

97. Pursuant to the Order Approving Settlement and the Judgment, without further action by anyone, on and after the Final Settlement Date, Lead Counsel, on behalf of themselves, their heirs, executors, administrators, predecessors, successors, Affiliates, assigns and any person or entity claiming by or through any of them, for good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, shall be deemed to have, and by operation of law and of the Final Order and the Judgment shall have, fully, finally, and forever released, relinquished, settled and discharged Defendants’ Counsel and all other Releasees from any and all Claims that relate in any way to any and all acts directly or indirectly relating to the prosecution, defense, or settlement of the Securities Class Action or to the Securities Class Action Settlement Agreement, except to the extent otherwise specified in the Securities Class Action Settlement Agreement.

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98. Nothing in the Order Approving Settlement or the Judgment shall bar any action or Claim by the Settling Parties or their counsel to enforce the terms of the Securities Class Action Settlement Agreement or the Order Approving Settlement or the Judgment.

99. The releases and waivers contained in this Section were separately bargained for and are essential elements of the Securities Class Action Settlement Agreement.

J. Preliminary Approval Hearing and Preliminary Approval Order

100. Within twenty (20) Business Days following the execution of this Securities Class Action Settlement Agreement, Lead Plaintiffs shall file a motion for Preliminary Approval of the Securities Class Action Settlement Agreement, which motion Defendants shall not oppose if consistent with the terms of the Settlement. Such motion shall request that the court enter the Preliminary Approval Order substantially in the form attached as Exhibit “D”.

K. Fairness Hearing, Order Approving Settlement and Judgment and Dismissal

101. The Settling Parties shall request that the Court schedule a Fairness Hearing at which to consider whether to (i) to approve this Agreement as fair, reasonable and adequate and in the best interest of the Class, (ii) finally certify the Settlement Class, and (iii) approve Lead Counsel’s request for an Attorneys’ Fees and Expenses Award.

102. If the Court approves the Agreement, the Settling Parties shall jointly ask the Court to enter an Order and Final Judgment substantially in the form attached as Exhibit B. This Order and Final Judgment shall provide for the dismissal with prejudice the Securities Class Action.

103. The parties to the Settlement shall request that the Court retain exclusive continuing jurisdiction over the Securities Class Action and the Securities Class Action Settlement Agreement.

L. No Admissions

104. This Securities Class Action Settlement Agreement, whether or not consummated, and any proceedings taken pursuant to it:

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a. shall not be offered or received against the Defendants as evidence of, or construed as or deemed to be evidence of, any presumption, concession or admission by any of the Defendants with respect to the truth of any fact alleged by Plaintiffs or the validity of any claim that had been or could have been asserted against the Defendants in the Securities Class Action or in any litigation, or of any liability, negligence, fault or wrongdoing of the Defendants;

b. shall not be offered or received against the Defendants as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Defendant, or against the Lead Plaintiffs or any other Class Members as evidence of any infirmity on the claims of the Lead Plaintiffs or the other Class Members;

c. shall not be offered or received against the Defendants as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the parties to this Stipulation, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Securities Class Action Settlement Agreement; provided, however, that if this Securities Class Action Settlement Agreement is approved by the Court, Defendants may refer to it to effectuate the liability protection granted them hereunder;

d. shall not be construed against Defendants, Lead Plaintiffs or any other Class Members as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial;

e. shall not be construed as or received in evidence as an admission, concession or presumption against Lead Plaintiffs or other Class Members or any of them that any of their claims are without merit or that damages recoverable under the Complaint would not have exceeded the Settlement amounts; and/or

f. shall not be construed as or received in evidence as an admission, concession or presumption that class certification is appropriate in this Securities Class Action other than for settlement purposes.

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M. Modification or Termination of this Securities Class Action Settlement Agreement

105. The terms and provisions of this Securities Class Action Settlement Agreement may not be altered, amended or modified except in writing signed by all Settling Parties.

106. Any Settling Party shall have the right to terminate the Settlement if the Court does not approve the Securities Class Action Settlement Agreement, or if the Court (or any appellate court) modifies the Settlement Agreement in any way that a Settling Party to the Settlement in good faith determines is material.

107. Lead Plaintiffs may not terminate the Settlement based on the Attorneys’ Fees and Expenses Award..

108. Each Defendant in the Securities Class Action shall have the option (but not the obligation) to terminate the Settlement if valid exclusion requests are received from eligible Class Members as provided for by separate agreement as specified in Paragraph II.X of the Term Sheet, not to be filed with the Court unless necessary to establish that such option to terminate has been triggered; provided, however, that exercise of this termination option must be made no later than seven (7) days before the date on which the Fairness Hearing is scheduled. Lead Counsel shall have the right to contact those parties that have filed requests for exclusion in an effort to have such parties withdraw their request for exclusion.

109. If the Settlement is terminated or does not become Final, all Settling Parties shall be returned to the same positions as before the execution of the Securities Class Action Settlement Agreement except with respect to amounts paid or due in connection with providing notice or to the Settlement Administrator, which amounts shall be paid as provided in this Securities Class Action Settlement Agreement.

110. If XL (solely on behalf of the Chanticleer Defendants), and/or Creason (solely on behalf of Creason) fail to pay their respective share of the Settlement Amount pursuant to this Agreement, then Lead Plaintiffs may elect at any time prior to the Court’s entering the Final Judgment: (a) to terminate the Settlement as to the non-paying party (the Chanticleer Defendants and/or Creason) by providing written notice to Defendants’ Counsel; or (b) seek to enforce the terms of this Agreement against the defaulting party (Chanticleer and/or Creason, but not including the Individual Defendants) and seek a judgment against the non-paying party (Chanticleer and/or Creason, but not including the Individual Defendants) for their unpaid amounts as provided for in Paragraph 67 above. The Settling Parties agree that to the extent Plaintiffs seek entry of judgment for unpaid amounts against a non-paying party (Chanticleer and/or Creason, but not including the Individual Defendants), the motion and/or application shall be briefed on an expedited basis. Defendants may not terminate the Settlement if the Settlement Amount is not timely and completely made.

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N. Tax Treatement

111. The Settling Patties agree that the Qualified Settlement Fund is "a qualified settlement fund" within the meaning of Treasury Regulation § 1.468B-l and Section 468B of the Internal Revenue Code, as amended, for the taxable years of the Qualified Settlement Fund, beginning with the date it is created. The Settlement Administrator shall promptly upon execution of this Securities Class Action Settlement Agreement apply for and obtain a tax identification number for the Qualified Settlement Fund and shall provide it to all parties. In addition, the Settlement Administrator and, as required, Lead Counsel, shall jointly and timely make such elections as are necessary or advisable to carry out the provisions of this paragraph, including the "relation-back election" (as defined in Treas. Reg.§ 1.468B-1G)(2)) to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of Settlement Administrator to timely and properly prepare, and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

112. For purposes of Section 468B of the Internal Revenue Code, as amended, and the regulations promulgated thereunder, the "administrator" shall be the Settlement Administrator, who shall timely and properly file all tax returns necessary or advisable with respect to the Qualified Settlement Fund, and make all required tax payments, including deposits of estimated tax payments in accordance with Treas. Reg. § 1.468B-2(k). Such returns (as well as the election described in Paragraph 111) shall be consistent with this paragraph and reflect that all taxes (including any interest or penalties) on the income earned by the Qualified Settlement Fund shall be paid out of the Qualified Settlement Fund as provided in Paragraph 111.

113. All taxes and tax expenses shall be paid out of the Qualified Settlement Fund without prior approval of the Court, because they are Notice and Administrative Expenses. The Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Class Members any funds necessary to pay such amounts including the establishment of adequate reserves for any fees, taxes and tax expenses (as well as any amounts that may be required to be withheld under Treas. Reg. § 1468B-2(1)(2)). The Settling Parties hereto agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this paragraph.

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114. Defendants shall have no liability for or obligations with regard to taxes and tax expenses. The Qualified Settlement Fund shall indemnify and hold each of Defendants and Defendants' Counsel, and each of their Released Parties harmless for any taxes and tax expenses (including, without limitation, taxes payable by reason of such indemnification).

115. Lead Plaintiffs and Lead Counsel shall have no liability for or obligations with regard to taxes and tax expenses. The Qualified Settlement Fund shall indemnify and hold each of Lead Plaintiffs and Lead Counsel, and each of their Released Parties harmless for any taxes and tax expenses (including, without limitation, taxes payable by reason of such indemnification).

O. Miscellaneous Provisions

116. Within twenty (20) days of the Final Settlement Date, anyone who received production of documents from another party shall either destroy all such production in all forms received, or return such production in all forms received to the producing party.

117. All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.

118. The parties to this Securities Class Action Settlement Agreement intend the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Lead Plaintiffs, any other Class Members and their attorneys against the Releasees with respect to the Claims. Accordingly, Lead Plaintiffs and Defendants agree not to assert in any forum that the Securities Class Action was brought by plaintiffs or defended by Defendants in bad faith or without a reasonable basis. The Parties hereto shall assert no claims of any violation of Rule 11 of the Federal Rules of Civil Procedure relating to the prosecution, defense or settlement of the Securities Class Action. The parties agree that the amount paid and the other terms of the Settlement were negotiated at arm’s length in good faith by the parties, including a mediation conducted by a professional mediator, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel.

119. This Securities Class Action Settlement Agreement may not be modified or amended, nor may any of its provisions be waived, except in writing signed by all signatories hereto or their successors-in-interest.

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120. This Securities Class Action Settlement Agreement and enforcement of all of its terms, conditions and obligations are conditioned upon the Final Order approving Settlement.

121. The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

122. The administration and consummation of the Settlement as embodied in this Securities Class Action Settlement Agreement shall be under the authority of the Court, and the Court shall retain exclusive jurisdiction for the purpose of entering orders providing for awards of attorneys’ fees and Litigation Expenses to Lead Counsel and enforcing the terms of this Securities Class Action Settlement Agreement.

123. The waiver by one party of any breach of this Securities Class Action Settlement Agreement by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Securities Class Action Settlement Agreement.

124. This Securities Class Action Settlement Agreement and its exhibits constitute the entire agreement among the parties hereto concerning the Settlement of the Securities Class Action, and no representations, warranties or inducements have been made by any party hereto concerning this Securities Class Action Settlement Agreement and its exhibits other than those contained and memorialized in such documents.

125. This Securities Class Action Settlement Agreement may be executed in one or more original and/or faxed counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument.

126. This Securities Class Action Settlement Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

127. The construction, interpretation, operation, effect and validity of this Securities Class Action Settlement Agreement, and all documents necessary to effectuate it, shall be governed by the internal laws of the State of Florida without regard to conflicts of laws, except to the extent that federal law requires that federal law govern.

128. This Securities Class Action Settlement Agreement shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized that it is the result of arm’s length negotiations between the parties, and all parties have contributed substantially and materially to the preparation of this Securities Class Action Settlement Agreement.

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129. Whenever this agreement requires or contemplates that a Settling Party shall or may give notice to the other, unless otherwise specified, notice shall be provided by email and next-day (excluding Saturday and Sunday) express delivery service as follows, and shall be deemed effective upon delivery to the indicated electronic and physical address, as the case may be, below:

If to Plaintiffs:

Laurence M. Rosen

Email: lrosen@rosenlegal.com

Philip Kim

Email: pkim@rosenlegal.com

The Rosen Law Firm

275 Madison Avenue, 34th Floor

New York, NY 10016

If to Chanticleer or the Individual Defendants:

Stanley H. Wakshlag (FL Bar No. 266264)

E-mail: swakshlag@knpa.com

Kenny Nachwalter, P.A.

1100 Miami Center

201 South Biscayne Boulevard

Miami, FL 33131-4327

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If to Creason:

Mark D. Hunter

Email: mdhunter@htwlaw.com

Hunter Taubman Weiss LLP

255 University Drive

Coral Gables, FL 33134

130. All counsel and any other persons executing this Securities Class Action Settlement Agreement and any of the exhibits hereto, or any related Settlement documents, warrant and represent that they have full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Securities Class Action Settlement Agreement to effectuate its terms.

Agreed to as of this 17th day of March, 2014.

/s/ Laurence M. Rosen	/s/ Mark D. Hunter
Laurence M. Rosen Fla. Bar No. 0182877 The Rosen Law Firm Phone: (212) 686-1060 Counsel for Lead Plaintiffs	Mark D. Hunter Fla. Bar No. 0012995 Hunter Taubman Weiss LLP Tel.: (305) 629-8816 Counsel for Creason & Associates, P.L.L.C.

/s/ Stanley H. Wakshlag

Stanley H. Wakshlag

FL Bar No. 266264

Kenny Nachwalter, P.A.

Telephone: (305) 373-1000

Counsel for Chanticleer Holdings, Inc., Michael Pruitt, Eric Lederer, Paul Moskowitz, Michael Carroll, Keith Johnson

and James D. Sallah Fla. Bar No. 0092584 Sallah & Cox LLC Tel.: (561) 989-9080 Counsel for Creason & Associates, P.L.L.C.

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